# AMENDED AND RESTATED
# ARTICLES OF INCORPORATION
# OF
# MICROHELIX, INC.

## ARTICLE I

The name of the Corporation is microHelix, Inc.

## ARTICLE II

A. The Corporation is authorized to issue shares of two classes of stock: 25,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock.

B. Holders of Common Stock are entitled to one vote per share on any matter submitted to the shareholders. On dissolution, liquidation, or winding up of the corporation, after any preferential amount with respect to the Preferred Stock has been paid or set aside, the holders of Common Stock and the holders of any series of Preferred Stock entitled to participate in the distribution of assets are entitled to receive the net assets of the corporation.

C. The Board of Directors is authorized, subject to limitations prescribed by the Oregon Business Corporation Act (ORS Ch. 60), as amended from time to time (the "Act"), and by the provisions of this Article, to provide for the issuance of shares of Preferred Stock in series, to establish from time to time the number of shares to be included in each series, and to determine the designations, relative rights, preferences and limitations of the shares of each series. The authority of the Board of Directors with respect to each series includes determination of the following:

1. The number of shares in and the distinguishing designation of that series;

2. Whether shares of that series shall have full, special, conditional, limited or no voting rights, except to the extent otherwise provided by the Act;

3. Whether shares of that series shall be convertible and the terms and conditions of the conversion, including provision for adjustment of the conversion rate in circumstances determined by the Board of Directors;

4. Whether shares of that series shall be redeemable and the terms and conditions of redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions or at different redemption dates;

5. The dividend rate, if any, on shares of that series, the manner of calculating any dividends and the preferences of any dividends;

6. The rights of shares of that series in the event of voluntary or involuntary dissolution of the Corporation and the rights of priority of that series relative to the Common Stock and any other series of Preferred Stock on the distribution of assets on dissolution; and

7. Any other rights, preferences and limitations of that series that are permitted by law to vary.

D. Of the Preferred Stock there shall be 2,000,000 shares designated as Series A Preferred Stock ("Series A Preferred"). The rights, preferences, privileges and restrictions granted to and imposed on the Series A Preferred are as set forth below in this Article II(D):

1. Dividends. No dividend other than a dividend payable in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this Company may be paid to holders of Common Stock unless at the same time there is paid an equal dividend on each share of Series A Preferred (adjusted for any combinations, consolidations, stock distributions, or stock dividends with respect to such shares).

2. Liquidation Preference. In the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, distributions to the shareholders of the Company will be made in the following manner:

(a) The holders of Series A Preferred will be entitled to receive, before and in preference to any distribution of any of the assets of the Company to the holders of Common Stock by reason of their ownership thereof, an amount per share of Series A Preferred (the "Series A Preference") equal to $0.30. If upon the occurrence of any such event, the assets and funds thus distributed among the holders of the Series A Preferred is insufficient to permit the payment to such holders of their full preference, then the entire assets and funds of the Company legally available for distribution will be distributed ratably among the holders of the Series A Preferred in proportion to the full preferential amount each such holder is otherwise entitled to receive.

(b) After the distribution described in Section (D)(2)(a) above has been made, the remaining assets of the Company available for distribution to shareholders will be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by such holders.

(c) Whenever a distribution of assets provided for in this Section (D)(2) are to be paid in property other than cash, the value of such distribution will be the fair market value of such property as determined in good faith by the Board of Directors of the Company.

3. Redemption. The holders of the Series A Preferred will have redemption rights as follows:

(a) Redemption Price. To the extent allowed by law, this corporation shall redeem shares of Series A Preferred upon the request of the holders thereof, in accordance with paragraphs (b) through (e) of this Section (D)(3). The redemption price for the Series A

Stock shall be the price at which such shares were issued, plus any unpaid dividends declared or accrued pursuant to Section 1 hereof (the "Series A Redemption Price").

(b) Mechanics of Redemption. Within fifteen (15) days following this corporation's receipt (at any time or times after five (5) years after the initial issuance of Series A Preferred) from the holder(s) of at least 25% of the then outstanding shares of Series A Preferred of a written request that this corporation redeem all or a portion of the shares of Series A Preferred held thereby (provided that the number of shares requested to be redeemed shall not be less than 25% of the shares of Series A Preferred then outstanding), written notice shall be mailed, postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of Series A Preferred, at the address last shown on the records of the Company for such holder or given by the holder to the Company for the purpose of notice. Such notice (the "Series A Redemption Notice") shall state that a request to redeem Series A Preferred has been received and that each holder of Series A Preferred has the right to elect to have any or all of his or her shares concurrently redeemed, such election to be made by delivering to this corporation written notice of election specifying the number of shares of Series A Preferred elected to be redeemed. The Series A Redemption Notice shall also specify the date (the "Series A Redemption Date") on which such redemption of Series A Preferred is to be effected (which such date shall be the sixtieth (60th) day after the date on which the Series A Redemption Notice is mailed or, if such sixtieth (60th) day is not a business day, the first business day thereafter), the Series A Redemption Price, the place at which payment may be obtained, and the manner in which, and the place at which certificate(s) may be surrendered. On the Series A Redemption Date, this corporation shall redeem, in accordance with this Section 3, all shares of Series A Preferred specified for redemption in the Series A Redemption Notice and all shares of Series A Preferred elected to be redeemed in any unrevoked election received by it on or before the tenth (10th) day before the Series A Redemption Date. On or after the Series A Redemption Date, each holder of Series A Preferred to be redeemed shall surrender to the corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Series A Redemption Notice, and thereupon the Series A Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. If the number of shares of Series A Preferred elected to be redeemed by any holder is less than the number of shares evidenced by a Series A Preferred certificate surrendered by him or her pursuant to this Section (D)(3)(b), promptly following such surrender and the cancellation of such certificate the corporation shall issue to such holder a new certificate evidencing the number of shares of Series A Preferred not elected to be redeemed.

(c) Limitation on Redemption. Notwithstanding anything to the contrary in this Designation of Series A Preferred, this corporation shall not be obligated by this Section (D)(3) to redeem shares of Series A Preferred more than once in any twelve (12) month period.

4. Voting Rights. The holders of Series A Preferred and the holders of Common Stock will be entitled to notice of shareholder meetings and to vote upon the election of directors or upon any matter submitted to shareholders for a vote, on the following basis: (i) each share of Common Stock issued and outstanding, including Common Stock issued upon conversion of the Series A Preferred, will have one vote and (ii) each share of the Series A

Preferred issued and outstanding will have that number of votes equal to the number of shares of Common Stock into which it is convertible (as defined in Section (D)(5) below). Except as otherwise required by law or as otherwise provided herein, the holders of shares of Series A Preferred and Common Stock will vote together and not as separate classes.

5. Conversion Rights. The holders of the Series A Preferred will have conversion rights as follows (the "Series A Conversion Rights"):

(a) Right to Convert.

(i) Subject to Section (D)(5)(c), each share of Series A Preferred will be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Company or any transfer agent for the Series A Preferred, into such number of fully paid and nonassessable shares of Common Stock, calculated to the nearest share, as is determined by dividing the Original Series A Issue Price by the Series A Conversion Price at the time in effect. The Original Series A Issue Price is $0.30 per share. The initial Series A Conversion Price per share will be $0.30 per share; provided, however, that the Series A Conversion Price will be subject to adjustment as set forth in Section (D)(5)(c).

(ii) Each share of Series A Preferred shall automatically be converted into shares of Common Stock at the applicable Conversion Price in effect immediately upon: (x) the consummation of the Company's sale of its Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement under the Securities Act of 1933, as amended; or (y) the date of conversion of at least 51 percent of the Series A Preferred initially issued by the Company.

(b) Mechanics of Conversion. Before any holder of Series A Preferred will be entitled to convert the same into shares of Common Stock, such holder must surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Series A Preferred, and must give written notice by mail, postage prepaid, to the Company at its principal corporate office, of the election to convert the Series A Preferred. The notice of conversion must state the name or names in which the certificate or certificates for shares of Common Stock are to be issued. As soon as practicable after receiving notice of conversion, the Company will issue and deliver at its principal corporate office to such holder of Series A Preferred, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder is entitled in accordance with the terms of the Series A Preferred. Conversion will be deemed to have been made immediately before the close of business on the date of surrender of the shares of Series A Preferred to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion will be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, the conversion may, at the option of any holder tendering Series A Preferred for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of Series A Preferred will not be deemed to have converted such Series A Preferred until immediately before the closing of such sale of securities.

(c) Adjustment of Conversion Price. The Conversion Price of the Series A Preferred shall be subject to adjustment from time to time as follows:

(i) If the number of shares of Common Stock outstanding at any time after the Series A Issue Date is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, on the date such payment is made or such change is effective, the Conversion Price for the Series A Preferred shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of shares of such Preferred Stock shall be increased in proportion to such increase of outstanding shares.

(ii) If the number of shares of Common Stock outstanding at any time after the Series A Issue Date is decreased by a combination or reverse stock split of the outstanding shares of Common Stock, then, on the effective date of such combination, the Conversion Price for such series shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of shares of such series shall be decreased in proportion to such decrease in outstanding shares.

(iii) In case, at any time after the Series A Issue Date, of any capital reorganization or any reclassification of the stock of the Company (other than a change in par value or as a result of a stock dividend or subdivision, split-up, reverse stock split, or combination of shares), the shares of Series A Preferred shall, after such reorganization or reclassification, be convertible into the kind and number of shares of stock or other securities or property of the Company to which the holder would have been entitled if immediately prior to such reorganization or reclassification such holder had converted its shares of Preferred Stock into Common Stock. The provisions of this Section (D)(5)(c)(iii) shall similarly apply to successive reorganizations or reclassifications.

(d) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the fair market value for such Common Stock as determined by the Board of Directors. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(e) Other Distributions. In the event the Company shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets excluding cash dividends or options or rights not referred to in Section (D)(5)(c)(i), then in each such case for the purpose of this Section (D)(5)(e), the holders of Series A Preferred shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Company into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Company entitled to receive such distribution.

(f) No Impairment. The Company will not, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section (D)(5) and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment. This provision shall not restrict the Company from amending its Articles of Incorporation in accordance with the Oregon Business Corporation Act.

(g) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section (D)(5), the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (I) such adjustments and readjustments, (ii) the Conversion Price at the time in effect for each series of Preferred Stock, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Preferred Stock held by such holder.

(h) Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, the Company shall mail to each holder of Preferred Stock at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

(i) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(j) Status of Converted Stock. In the event any shares of Series A Preferred shall be converted into Common Stock pursuant to Section (D)(5) hereof, the shares so converted shall not be reissued and shall no longer constitute authorized shares of Preferred Stock. The Articles of Incorporation shall be appropriately amended to effect the corresponding reduction in the Company's authorized capital stock.

(k) Notices. Any notice required by the provisions of this Section (D)(5) to be given to the holders of shares of Preferred Stock shall be deemed given if deposited

in the United States mail, postage prepaid, and addressed to each holder of record at its address appearing on the books of the Company.

## ARTICLE III

No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for conduct as a director, provided that this Article shall not eliminate the liability of a director for any act or omission for which such elimination of liability is not permitted under the Oregon Business Corporation Act. No amendment to the Oregon Business Corporation Act that further limits the acts or omissions for which elimination of liability is permitted shall affect the liability of a director for any act or omission which occurs prior to the effective date of the amendment.

## ARTICLE IV

The Corporation shall indemnify to the fullest extent not prohibited by law any current or former director or officer of the Corporation who is made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative or other (including an action, suit or proceeding by or in the right of the Corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the Corporation, or serves or served at the request of the Corporation as a director, officer, employee or agent, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise. The Corporation shall pay for or reimburse the reasonable expenses incurred by any such current or former director or officer in any such proceeding in advance of the final disposition of the proceeding if the person sets forth in writing (i) the person's good faith belief that the person is entitled to indemnification under this Article and (ii) the person's agreement to repay all advances if it is ultimately determined that the person is not entitled to indemnification under this Article. No amendment to this Article that limits the Corporation's obligation to indemnify any person shall have any effect on such obligation for any act or omission that occurs prior to the later of the effective date of the amendment or the date notice of the amendment is given to the person. This Article shall not be deemed exclusive of any other provisions for indemnification or advancement of expenses of directors, officers, employees, agents and fiduciaries that may be included in any statute, bylaw, agreement, general or specific action of the Board of Directors, vote of shareholders or other document or arrangement.

Executed: August 9, 2001.

The following amendments have been made to the Amended and Restated Articles of Incorporation of microHelix, Inc.:

1. Amendment to Article II(A). On November 16, 2001, 1,500,000 shares of outstanding Series A Preferred Stock were automatically converted into Common Stock in conjunction with the Company's initial public offering, reducing the authorized preferred stock to 3,500,000 shares per Article II(D)(5)(j), and reducing the shares of preferred stock classified as Series A Preferred Stock to 500,000 shares.

2. Amendment to Article II(A). On December 5, 2003, the following language was added to the end of Article II(A):

"Effective upon the filing of this Amendment (the "Effective Time") each three (3) shares of Common Stock issued and outstanding immediately prior to the Effective Time ("Old Common Stock") shall be combined and reclassified (the "Reverse Stock Split") as one (1) share of fully paid and nonassessable Common Stock of the Corporation ("New Common Stock"). No fractional shares of Common Stock of the Corporation shall be issued as a result of the Reverse Stock Split. A holder of Common Stock at the Effective Time who would otherwise be entitled to a fraction of a share of Common Stock as a result of the Reverse Stock Split shall, in lieu thereof, be entitled to receive a whole share, and the Corporation shall round up each such fractional share to the nearest whole share. Following the Effective Time, each holder of Old Common Stock shall be entitled to receive upon surrender of such holder's certificate(s) representing Old Common Stock (whether one or more, "Old Certificates") for cancellation pursuant to procedures adopted by the Corporation, a certificate(s) representing the number of whole shares of New Common Stock (whether one or more, "New Certificates") into which and for which the shares of Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. From and after the Effective Time, Old Certificates shall represent only the right to receive New Certificates."

3. Certificate of Designation under Article II(C). On April 8, 2005, the attached "Certificate of Designation Series B Preferred Stock" was filed with the Oregon Secretary of State. (Attachment begins on following page).

**CERTIFICATE OF DESIGNATION**
**SERIES B PREFERRED STOCK**

**MICROHELIX, INC.**

microHelix, Inc., an Oregon corporation (the "Company"), certifies that pursuant to the authority contained in Article II of its Amended and Restated Articles of Incorporation, as amended (the "Articles"), and in accordance with the provisions of Section 60.134 of the Oregon Revised Statutes, its Board of Directors (the "Board") on April 6, 2005 duly adopted the following resolution creating a series of its no par value preferred stock:

RESOLVED, that, pursuant to authority conferred upon the Board of Directors by the Amended and Restated Articles of Incorporation of the Company, as amended, the Board of Directors hereby authorizes the issuance of Series B Preferred Stock of the Company and designates, pursuant to Section 60.134 of the Oregon Revised Statutes, the rights, preferences, privileges, restrictions and other matters relating to such Series B Preferred Stock as follows:

1. **Designation and Amount.** 2,250,000 shares of the Company's authorized Preferred Stock are hereby designated as Series B Preferred Stock (the "Series B Preferred Stock").

2. **Dividend Provisions.** The holders of shares of Series B Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Company) on the Common Stock of the Company, at the rate of $0.15 per share (as adjusted for stock splits, stock dividends, reclassification and the like) per annum on each outstanding share of Series B Preferred Stock, payable quarterly in arrears when, as and if declared by the Board of Directors of the Company (the "Board"). Such dividends shall be cumulative and may, at the election of the Board, be paid in cash or in shares of the Company's Common Stock. If any such dividend is paid in Common Stock, the value of each share of such Common Stock for purposes of such dividend shall be equal to average closing trading price for the Company's Common Stock as reported by Nasdaq for the 10 trading days immediately prior to the date on which any such dividend is declared.. After payment of such dividends, any additional dividends shall be distributed among the holders of Series B Preferred Stock and Common Stock so that the holders of Series B Preferred Stock receive at least their pro rata share of such additional dividends based on the number of shares of Common Stock then held by each holder (assuming conversion of all such Series B Preferred Stock into Common Stock at the then effective Conversion Rate (as defined in Section 4.1 below) for the Series B Preferred Stock).

3. **Liquidation.** In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the assets of the Company shall be distributed in the following priority:

3.1 **Series B Preferred Liquidation Preference**. The holders of the Series B Preferred Stock shall be entitled to receive an amount equal to $2.00 per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each share of Series B Preferred Stock then held by them, plus cumulative unpaid dividends from the original issuance date of such share of Series B Preferred Stock (the "Liquidation Preference"). If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full Liquidation Preference, the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

3.2 **Common Stock Liquidation Preference**. After payment of the entire Liquidation Preference to the holders of Series B Preferred Stock, the holders of Common Stock shall be entitled to receive an amount equal to $0.25 per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each share of Common Stock then held by them, plus any cumulative unpaid dividends.

3.3 **Remaining Assets**. After payment in full of the distributions described in Section 3.1 and Section 3.2, the remaining assets of the Company shall be distributed pro rata to the holders of Common Stock and to the holders of Series B Preferred Stock based on the number of shares of Common Stock then held by each holder (assuming conversion of all Series B Preferred Stock into Common Stock at the then effective Conversion Rate for the Series B Preferred Stock).

4. **Conversion**. The holders of the Series B Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

4.1 **Right to Convert**. Subject to Section 4.3, each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Company or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the amount of $1.00 per share (as adjusted for stock splits, stock dividends, reclassifications and the like) (the "Original Issue Price") by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for Conversion (such quotient, the "Conversion Rate"). The initial Conversion Price per share of Series B Preferred Stock shall be $0.25. Such initial Conversion Price shall be subject to adjustment as set forth in Section 4.4.

4.2 **Automatic Conversion**. Each share of Series B Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Rate at the time in effect for such share immediately upon the date specified by the vote or consent, either in writing or at a meeting, of the holders of at least two-thirds (2/3) of the then outstanding shares of Series B Preferred Stock.

4.3 **Mechanics of Conversion**. Before any holder of Series B Preferred Stock shall be entitled to convert such Series B Preferred Stock into shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for such series of Series B Preferred Stock, and shall give written notice to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of such series of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of public Common Stock as of such date.

4.4 **Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations**. The Conversion Price of the Series B Preferred Stock shall be subject to adjustment from time to time as follows:

(a) **Issuance of Additional Stock below Purchase Price**. If the Company should issue, at any time after the date upon which any shares of Series B Preferred Stock were first issued (the "Purchase Date" with respect to such series), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for such series in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series in effect immediately prior to each such issuance shall automatically be adjusted as set forth in this Section 4.4(a), unless otherwise provided in this Section 4.4(a).

(i) **Adjustment Formula**. Whenever the Conversion Price is adjusted pursuant to this Section 4.4(a)(i), the new Conversion Price shall be determined by multiplying the Conversion Price then in effect by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (the "Outstanding Common") plus the number of shares of Common Stock that the aggregate consideration received by the Company for such issuance would purchase at such Conversion Price; and (y) the denominator of which shall be the number of shares of Outstanding Common plus the number of shares of such Additional Stock. For the purposes of the foregoing calculation, the term "Outstanding Common" shall include shares of Common Stock (X) issuable upon conversion of outstanding securities or instruments that are convertible into Common Stock, (Y) issuable upon exercise of outstanding securities or instruments that are exercisable for shares of Common Stock and (Z) issuable upon the exercise or conversion, as applicable, of securities or instruments that are themselves issuable upon exercise or conversion of convertible or exercisable securities or instruments.

(ii) **Definition of "Additional Stock."** For purposes of this Section 4.4(a), "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 4.4(a)(v) by the Company after the Purchase Date) other than:

(1) Common Stock issued pursuant to stock dividends, stock splits or similar transactions, as described in Section 4.4(b) hereof;

(2) Up to 300,000 shares of Common Stock (the "Equity Pool Cap") (as adjusted for stock splits, stock dividends, reclassification and the like) issued or issuable to employees, officers, directors or consultants of the Company directly or pursuant to warrants, a stock option plan or a restricted stock plan approved by the Board; provided, that there shall be added to the Equity Pool Cap the number of shares of Common Stock (X) that are issuable upon exercise of options or warrants and remain unexercised upon the termination or expiration of such options or warrants or (Y) that are repurchased by the Company pursuant to a contractual right of repurchase upon the termination of an employee's, officer's, director's or consultant's services to the Company; provided further, issuances to which both this Section 4.4(a)(ii)(2) and any other subsection of Section 4.4(a)(ii) apply shall not count against the Equity Pool Cap;

(3) Common Stock, or options or warrants to purchase Common Stock, issued to financial institutions or lessors in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions, in each case provided that such transaction is approved by the Board;

(4) Common Stock, or options or warrants to purchase Common Stock, issued in connection with acquisitions, mergers or similar transactions, in each case provided that such transaction is approved by the Board;

(5) Shares of Common Stock issued or issuable upon conversion of the Series B Preferred Stock;

(6) Shares of Common Stock issued or issuable in underwritten public offerings of the Company's securities; and

(7) Shares of Common Stock of the Company, or securities or instruments convertible into or exercisable for shares of Common Stock of the Company, the issuance of which has been approved (either prior to or following such issuance) by the vote or consent, either in writing or at a meeting, of the holders of at least two-thirds (2/3) of the then outstanding shares of Series B Preferred Stock.

(iii) **No Fractional Adjustments**. No adjustment of the Conversion Price for the Series B Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward.

(iv) **Determination of Consideration**. In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board and the vote or consent, either in writing or at a meeting, of the holders of two-thirds (2/3) of the then outstanding shares of Series B Preferred Stock, irrespective of any accounting treatment.

(v) **Deemed Issuances of Common Stock**. In the case of the issuance (whether before, on or after the applicable Purchase Date) of securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (the "Common Stock Equivalents"), the following provisions shall apply for all purposes of this Section 4.4(a):

(1) The aggregate maximum number of shares of Common Stock deliverable upon conversion, exchange or exercise (assuming the satisfaction of any conditions to convertibility, exchangeability or exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of any Common Stock Equivalent and subsequent conversion, exchange or exercise thereof shall be deemed to have been issued at the time such securities were issued or such Common Stock Equivalents were issued and for a consideration equal to the consideration, if any, received by the Company for any such securities and related Common Stock Equivalents (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Company (without taking into account potential antidilution adjustments) upon the conversion, exchange or exercise of any Common Stock Equivalents (the consideration in each case to be determined in the manner provided in Section 4.4(a)(iv)).

(2) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Company upon conversion, exchange or exercise of any Common Stock Equivalents including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the Series B Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the conversion, exchange or exercise of such Common Stock Equivalents.

(3) Upon the termination or expiration of the convertibility, exchangeability or exercisability of any Common Stock Equivalents, the Conversion Price of the Series B Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and Common Stock Equivalents that remain convertible, exchangeable or exercisable) actually issued upon the conversion, exchange or exercise of such Common Stock Equivalents.

(4) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Section 4.4(a)(v)(1) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 4.4(a)(v)(2) or Section 4.4(a)(v)(3).

(vi) **No Increased Conversion Price**. Notwithstanding any other provisions of this Section 4.4(a), except to the limited extent provided for in Sections 4.4(a)(v)(2) and Section 4.4(a)(v)(3), no adjustment of the Conversion Price pursuant to this Section 4.4(a) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(b) **Stock Splits and Dividends**. In the event the Company should at any time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or Common Stock Equivalents without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series B Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Section 4.4(a)(v).

(c) **Reverse Stock Splits.** If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series B Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

4.5 **Other Distributions.** In the event the Company shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4.4(b), then, in each such case for the purpose of this Section 4.5, the holders of Series B Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Company into which their shares of Series B Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Company entitled to receive such distribution.

4.6 **Recapitalizations.** If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4) provision shall be made so that the holders of the Series B Preferred Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property of the Company or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of such Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of such Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

4.7 **No Impairment.** The Company will not, by amendment of its Articles of Incorporation (except in accordance with Section 6 hereof and applicable law) or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Series B Preferred Stock against impairment.

4.8 **No Fractional Shares and Certificate as to Adjustments.**

(a) No fractional shares shall be issued upon the conversion of any share or shares of the Series B Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Series B Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(b) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series B Preferred Stock pursuant to this Section 4, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment and readjustment, (ii) the Conversion Price for the Series B Preferred Stock at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of the Series B Preferred Stock.

4.9 **Notices of Record Date**. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Company shall mail to each holder of Series B Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right; provided, that such notice period may be shortened or waived upon the vote or consent, either in writing or at a meeting, of the holders of at least two-thirds (2/3) of the then outstanding shares of Series B Preferred Stock.

4.10 **Reservation of Stock Issuable Upon Conversion**. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such series of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of such series of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Company shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to its Articles.

4.11 **Notices**. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Series B Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder's address appearing on the books of the Company.

4.12 **Status of Converted Stock**. In the event any shares of Series B Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled, shall not be re-issuable by the Company, and shall be eliminated from the shares of capital stock the Company is authorized to issue.

5. **Voting Rights**. Except as expressly provided by the Articles or as provided by law, the holders of Series B Preferred Stock shall have the same voting rights as the holders of Common Stock and shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the Company, and the holders of Common Stock and the Series B Preferred Stock shall vote together as a single class on all matters. Each holder of Series B Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series B Preferred Stock could at the time of such vote be converted. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the Preferred Stock voting on an as-converted basis shall (after aggregating all shares into which shares of Series B Preferred Stock held by each holder could be converted) be rounded down to the nearest whole number.

6. **Protective Provisions**. So long as at least one-half (1/2) of the shares of Series B Preferred Stock issued by the Company remain outstanding (as adjusted for stock splits, stock dividends, reclassification and the like), the Company shall not without first obtaining the approval by the vote or consent, either in writing or at a meeting, of the holders of at least two-thirds (2/3) of the then outstanding shares of Series B Preferred Stock, voting together as a separate class:

(a) alter or change the rights, preferences or privileges of the shares of Series B Preferred Stock so as to affect adversely the shares of such series;

(b) increase or decrease (other than by conversion) the total number of authorized shares of Series B Preferred Stock;

(c) authorize or issue, or obligate itself to issue, any other equity security, including any security (other than Series B Preferred Stock) convertible into or exercisable for any equity security, having a preference over, or being on a parity with, the Series B Preferred Stock with respect to voting, dividends, redemption, conversion or upon liquidation;

(d) declare or authorize any dividends with respect to shares of Common Stock; or

(e) redeem, purchase or otherwise acquire (or pay into or set funds aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply (i) to the redemption of Series B Preferred Stock pursuant to the Articles, or (ii) to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Company or any subsidiary pursuant to written agreements under which the Company has the option to repurchase such shares at the original purchase price of such shares (or a lower price) upon the occurrence of certain events, such as the termination of employment.

7. **Redemption**. The Company may call the Series B Preferred Stock for redemption at any time after March 31, 2006 for $1.50 per share (as adjusted for stock splits, stock dividends, recapitalizations and the like), upon 30 days written notice to holders of all outstanding Series B Preferred Stock. Not later than 30 days prior to the applicable redemption date, the Company shall mail to each holder of record of the Series B Preferred Stock at its address shown on the records of the Company a redemption notice, which shall set forth the redemption date, redemption amount, and the location where the holder is to surrender to the Company its certificates representing the Series B Preferred Stock to be redeemed. Each holder shall surrender its certificate or certificates, duly endorsed in blank or accompanied by a duly endorsed stock power attached thereto, to the Company and upon receipt, the redemption amount shall be paid by the Company to the order of the person whose name appears on such certificate or certificates and each surrendered certificate shall be cancelled and retired. If any shares of Series B Preferred Stock are not redeemed solely because a holder failed to surrender the certificate or certificates representing such shares pursuant to this Section 7, then from and after the applicable redemption date, and except for the continuing right to receive payment under this Section 7 (which shall not bear interest), such shares of Series B Preferred Stock subject to redemption shall not be entitled to any further rights as Series B Preferred Stock.

8. **Waiver; Amendment**. Any provision of this Certificate of Designation may be waived (a) by any individual holder of Series B Preferred Stock, with respect to such holder; or (b) by the vote or consent, either in writing or at a meeting, of the holders of at least two-thirds (2/3) of the shares of Series B Preferred Stock then outstanding, with respect to all holders of Series B Preferred Stock. Any provision of this Certificate of Designation may be amended with (i) the approval of the Board; and (ii) the vote or consent, either in writing or at a meeting, of the holders of at least two thirds (2/3) of the then outstanding shares of Series B Preferred Stock.